EXHIBIT 21

SUBSIDIARIES OF HUDSON HOLDING CORPORATION

The following is a list of all subsidiaries of Hudson Holding Corporation and the state of incorporation:

●	Hudson Securities, Inc., a Delaware corporation

●	Hudson Technologies, Inc., a Delaware corporation